Exhibit 99.1

CTG Announces Date of Annual Shareholder Meeting

BUFFALO, N.Y., June 17, 2020 – CTG (NASDAQ: CTG), a leading provider of information technology solutions and services in North America and Western Europe, announced today that, in acknowledgement of widespread health concerns associated with in-person meetings and our strong desire to meet with our shareholders in person to the extent possible, it will defer the date of its 2020 Annual Meeting of Shareholders to Thursday, September 17. Shareholders as of the close of business on Friday, August 7, the record date, will be entitled to notice of and vote at the meeting.

The time and location of the meeting and other details will be provided in the Company’s notice of annual meeting and proxy materials, which will be filed with the SEC and sent to shareholders shortly after the record date.

About CTG:

CTG (NASDAQ: CTG) has developed a reputation for responsiveness and reliability—traits that our clients say set us apart—since our founding in 1966. Today, we provide comprehensive information, technology, and business solutions that address critical challenges for clients in high-growth industries in North America and Western Europe. Backed by a proven track record of reliable delivery, CTG fosters long-term client relationships and trust, which allows us to develop strategic insights that maximize client investments and competitive advantage. CTG has operations in North America, Western Europe, and India and regularly posts news and other important information online at www.ctg.com.

Investors:

John M. Laubacker, Chief Financial Officer

(716) 887-7368